Exhibit 99.5

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of this      day of December, 2015, by and between NeoGenomics, Inc., a Nevada corporation (the “Company”), and GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (the “Investor”).

WHEREAS, the Company, NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of the Company and the Investor are parties to that certain Stock Purchase Agreement, dated as of October 20, 2015 (the “Stock Purchase Agreement”), pursuant to which the Investor will receive on the date hereof, (i) 15,000,000 shares of the Company’s Common Stock (the “Common Shares”), and (ii) 14,666,667 shares of the Company’s Preferred Stock (the “Preferred Shares”, and together with the Common Shares, the “Shares”) which Preferred Shares are convertible into Common Stock in accordance with their terms (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), as a portion of the consideration for the sale of Investor’s shares of capital stock in Clarient, Inc.; and

WHEREAS, in connection with the Stock Purchase Agreement and the issuance of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the registration of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings:

“Action” has the meaning set forth in the Stock Purchase Agreement.

“Affiliate” has the meaning set forth in the Stock Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “ beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“brokers’ transaction” has the meaning ascribed to such term under Rule 144(g) under the Securities Act.

“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 2.06(b).

“Company Supported Distribution” means a public underwritten offering by the Company of Registrable Securities that is designated by the Holders as a “Company Supported Distribution” in the applicable Shelf Take-Down Notice or Demand Notice.

“Conversion Shares” has the meaning set forth in the Preamble.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Demand Registration Statement” has the meaning set forth in Section 2.02(a).

“Eligible Market” means The NASDAQ Global Select Market, The New York Stock Exchange, Inc., THE NYSE MKT LLC, The NASDAQ Capital Market, or The Nasdaq Global Market.

“Equity Securities” of the Company means any capital stock or other equity interests of the Company, any securities convertible into, exercisable for or exchangeable for capital stock or other equity interests of the Company, and any other rights, warrants or options to acquire any of the foregoing securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Existing Registration Rights Agreements” means (i) that Registration Rights Agreement dated March 23, 2005, by the Company for the benefit of Aspen Select Healthcare, LP, John Elliot, Steven Jones, Larry Kuhnert and Michael T. Dent, M.D., (ii) that Registration Rights Agreement dated March 30, 2006, by the Company for the benefit of Aspen Select Healthcare, LP and Steven C. Jones, (iii) that Registration Rights Agreement dated January 10, 2011, by and between the Company and Kevin C. Johnson, (iv) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the Steven and Carisa Jones Defined Benefit Pension Plan & Trust, (v) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the George A Cardoza Living Trust, and (vi) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the Douglas M. VanOort Living Trust.

“FINRA” means the Financial Industry Regulatory Authority.

“GE” means General Electric Company, a New York corporation.

“GE Subsidiary” means any Subsidiary of GE.

“Governmental Authority” has the meaning set forth in the Stock Purchase Agreement.

“Holders” means Investor and any other Person to whom Shares and rights, interests or obligations hereunder have been Transferred to as permitted by Section 5.04 below and the Investor Rights Agreement.

“Holder Indemnitees” has the meaning set forth in Section 2.06(a).

“Indemnified Party” has the meaning set forth in Section 2.06(c).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Investor” has the meaning set forth in the Preamble.

“Law” has the meaning set forth in the Stock Purchase Agreement.

“Legal Counsel” shall have the meaning set forth in Section 2.05(d).

“Losses” shall have the meaning set forth in Section 2.06(a).

“Market Material Adverse Effect” means (i) any change in financial markets in the U.S. or in international financial, political or economic conditions, currency exchange rates or exchange controls the effect of which is to make it impractical to market offerings of debt or equity securities or to enforce contracts for the sale of debt or equity securities, whether in the primary market or in respect of dealings in the secondary market; (ii) any suspension or material limitation of trading in securities generally on the NASDAQ or the Eligible Market on which the Company’s securities are listed, or any setting of minimum or maximum prices for trading on such exchange; (iii) any banking moratorium declared by any U.S. federal, Delaware or New York authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States; or (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency which makes it impractical to market offerings of debt or equity securities or to enforce contracts for the sale of debt or equity securities in the United States.

“Other Securities” means the Common Stock or other securities of the Company which the Company is registering pursuant to a Registration Statement covered by ARTICLE 2.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 2.03(a).

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

“Registrable Securities” means (i) the Common Shares and (ii) the Conversion Shares issued or issuable upon conversion of the Preferred Shares, as well as any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement generally of, such Shares, Conversion Shares or other Registrable Securities, and any securities issued in exchange for such Shares, Conversion Shares or other Registrable Securities in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale by the Holder has been declared or deemed effective by the SEC and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities have been sold, exchanged or otherwise disposed of by a Holder (other than in accordance with Section 5.04), (iii) such securities shall have ceased to be outstanding, or (iv) such securities have been or could all be sold in a single transaction without volume or other limitations pursuant to Rule 144.

“Registration Expenses” has the meaning set forth in Section 2.04(a).

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell Registrable Securities to the public without registration.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” has the meaning set forth in the Preamble.

“Shelf Registration Statement” has the meaning set forth in Section 2.01(a).

“Shelf Take-Down Notice” has the meaning set forth in Section 2.01(b).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Stock Purchase Agreement.

“Suspension Period” has the meaning set forth in Section 2.05(a)(ii).

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) On or before the earlier to occur of (i) the twenty-one (21)-month anniversary of the date of this Agreement or (ii) the date which is six (6) months after the Company has redeemed all of the Preferred Shares held by all Holders (such date hereafter, the “Lock-up Expiration”), the Company shall file with the SEC a Registration Statement providing for registration and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, of all of the Registrable Securities (such registration statement, a “Shelf Registration Statement”). The Shelf Registration Statement shall be on Form S-3 (or any comparable or successor form or forms then in effect) under the Securities Act; provided, however, that if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic shelf registration statement (as defined in Rule 405 under the Securities Act). The Shelf Registration Statement shall contain (except if otherwise directed by a Holder) the “Plan of Distribution” section in substantially the form attached hereto as Exhibit A and shall name the Holders as the selling security holders.

The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the Holders no longer hold any Registrable Securities. If the Shelf Registration Statement is not on Form S-3ASR, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to become effective, as promptly as practicable, but in no event later than ninety (90) days after the filing of such Shelf Registration Statement.

(b) In the event any Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus (a “Shelf Take-Down”) in an underwritten offering after the Lock-up Expiration, such Holder shall notify the Company of such intent (a “Shelf Take-Down Notice”) and shall deliver such Shelf Take-Down Notice at least ten (10) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement if a Company Supported Distribution is not also being requested as part of such Shelf Take-Down Notice, or least thirty (30) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement if a Company Supported Distribution is being requested as part of the Shelf Take-Down Notice. The Company shall reasonably cooperate with the Holder to facilitate any such distribution requested in a Shelf Take-Down Notice, including making such revisions to the Plan of Distribution as reasonably requested and taking the actions required pursuant to Sections 2.05(a)(ix)-(xv) and pursuant to Section 2.05(a)(xvi) if a Company Supported Distribution is requested in such Shelf-Take-Down Notice. From and after the date the Shelf Registration Statement is declared or deemed effective, the Company shall, as promptly as practicable after the date of the Shelf Take-Down Notice:

(i) prepare and, if required by applicable Law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document in such a manner as to permit the Holders to deliver or be deemed to have delivered such Prospectus to purchasers of Registrable Securities in accordance with applicable Law; and

(ii) provide the Holders copies of any documents filed pursuant to Section 2.01(b)(i).

(c) In the event that the Holders request a Shelf Take-Down via an underwritten offering during a Suspension Period, the Company, in its sole discretion may delay assisting with such Shelf Take-Down until such time as a Suspension Period is no longer in effect.

(d) In the case that Holders request a Company Supported Distribution, the Holders shall have the right to notify the Company that they have determined that the Shelf Take-Down be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw all activities undertaken in connection with such offering with respect to Registrable Securities, and such withdrawn Shelf Take-Down shall not count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi). However, if such Shelf Take Down is abandoned or withdrawn after any underwriter has commenced marketing activities with respect to such offering and the Company’s name has been disclosed to more than seven (7) investors (a “Launch”), then such Shelf Take Down will count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi) unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect. In the event that a Shelf Take-Down is abandoned or withdrawn for any reason other than the reasons set forth in clauses (i) or (ii) of the preceding sentences, the Holders shall reimburse the Company for all Registration Expenses incurred by the Company in connection with any such abandoned or withdrawn Shelf Take-Down.

(e) The Holders agree that the Company may include any Other Securities covered by any Existing Registration Rights Agreements that it deems appropriate in any Shelf Registration Statement filed pursuant to this Agreement, subject to the cutback limitations set forth in Section 2.01(f).

(f) In the event that the SEC sets forth a limitation on the securities that may be registered on a particular Shelf Registration Statement, the Company may reduce the number of securities to be registered on such Shelf Registration Statement to such number of securities as allowed by the SEC; provided, that, the Company shall include in such Shelf Registration Statement (i) first, the quantity of Registrable Securities requested to be included in such Shelf Registration Statement and (ii) second, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such Shelf Registration Statement and the number of Other Securities Beneficially Owned by each such holder of Other Securities. If less than all of the Registrable Securities may be included in such Shelf Registration Statement, the Company shall as soon as practicable, subject to the rules and regulations of the SEC, file such additional Shelf Registration Statements as necessary to register all of the Registrable Securities on Shelf Registration Statements in accordance with this Section 2.01.

Section 2.02 Demand Registration.

(a) At any time following the second (2nd) anniversary of the date of this Agreement, in the event that Shelf Registration Statement is not effective with the SEC covering all of the Registrable Securities of the Holders, the Holders shall have the right, subject to the rules and regulations of the SEC, by delivering a written notice to the Company (a “Demand Notice”), to require the Company to register under and in accordance with the provisions of the Securities Act the number of Registrable Securities Beneficially Owned by the Holders and requested by such Demand Notice to be so registered (a “Demand Registration”); provided, however , that the Holders in the aggregate shall not be entitled pursuant to this Section 2.02 to require the Company to effectuate more than two (2) Demand Registrations (which may collectively include underwritten Demand Registrations and Company Supported Distributions) during the Term of this Agreement. Notwithstanding the foregoing, if the at least 5,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Demand Registrations that the Company may be obligated to undertake shall increase to three (3) and if at least 10,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Demand Registrations that the Company may be obligated to undertake shall increase to four (4) and the Holders shall be entitled to deliver a Demand Notice for up to the two additional Demand Registrations any time after such conversion of the Preferred Shares into Conversion Shares has taken place. A Demand Notice shall also specify the expected method or methods of disposition of the applicable Registrable Securities. Following receipt of a Demand Notice, the Company shall use commercially reasonable efforts to file, as promptly as reasonably practicable, but not later than forty-five (45) days after receipt by the Company of such Demand Notice provided that a Suspension Period is not in effect, a Registration Statement relating to the offer and sale of the Registrable Securities requested to be included therein by the Holders in accordance with the methods of distribution elected (a “Demand Registration Statement”) and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. The Holders agree that if any Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall cooperate with the Holder to facilitate such distribution, including the actions required pursuant to Sections 2.05(a)(ix)-(xv) and, if a Company Supported Distribution is requested, Section 2.05(a)(xvi) so long as the Holders have not previously exhausted the limit for such Company Supported Distributions specified in Section 2.05(a)(xvi).

(b) The Holders agree that the Company may include any Other Securities covered by any Existing Registration Rights Agreements that it deems appropriate in any Demand Registration Statement filed pursuant to this Agreement, subject to the cutback limitations set forth in Section 2.02(c) and Section 2.02(d).

(c) In the event that the SEC sets forth a limitation on the securities that may be registered on a particular Demand Registration Statement, the Company may reduce the number of securities to be registered on such Demand Registration Statement to such number of securities as allowed by the SEC; provided, that, the Company shall include in such Demand Registration Statement (i) first, the quantity of Registrable Securities requested to be included in such Demand Registration Statement and (ii) second, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such Demand Registration Statement and the number of Other Securities Beneficially Owned by each such holder of Other Securities.

(d) If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter of such underwritten offering advises the Company or Holders in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with any Other Securities proposed to be included by the Company or holders thereof which are entitled to include securities in such Registration Statement, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:

(i) first, up to eighty five percent (85%) of the total shares included in such underwritten offering shall be comprised of the Registrable Securities for which inclusion in such underwritten offering was requested by the Holders; and

(ii) second, the Company may include up to fifteen percent (15%) or such lower amount of the total shares included in such underwritten offering; and

(iii) third, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such underwritten offering and the number of Other Securities Beneficially Owned by each such holder of Other Securities;

(e) In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least one hundred twenty (120) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(f) Any Holder whose Registrable Securities are covered by a Demand Registration shall have the right to notify the Company that it has determined that the Registration Statement relating to the Demand Registration be abandoned or withdrawn with respect to such Registrable Securities, in which event the Company shall promptly abandon or withdraw such Registration Statement with respect to such Registrable Securities. In the event that the Company has not yet filed the Demand Registration Statement with the SEC, such abandoned Demand Registration Statement shall not count against the limit for Demand Registrations specified in Section 2.02(a). However, if the Company has already filed the Demand Registration Statement with the SEC and the Holders request that it be withdrawn, the Holders agree that such withdrawn Demand Registration Statement shall count against the limit for Demand Registrations specified in Section 2.02(a) and will reimburse the Company for all Registration Expenses incurred by the Company in connection with such withdrawn Demand Registration Statement, unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect.

(g) In the case that Holders request a Company Supported Distribution in connection with a Demand Registration, the Holders shall have the right to notify the Company that they have determined that the offering be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw all activities undertaken in connection with such offering with respect to Registrable Securities. In the event that the Company has not yet Launched the offering, such withdrawn or abandoned offering shall not count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi). However, if such offering is abandoned or withdrawn after the offering has Launched, then such abandoned or withdrawn offering will count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi) unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect. In the event that such offering is abandoned or withdrawn for any reason other than the reason set forth in clauses (i) or (ii) of the preceding sentences, the Holders shall reimburse the Company for all Registration Expenses incurred by the Company in connection with any such abandoned or withdrawn Company Supported Distribution.

Section 2.03 Piggyback Registration.

(a) If the Company proposes to file a Registration Statement under the Securities Act at any time following the earlier of (x) the two (2) year anniversary of the date of this Agreement, (y) the date which is six (6) months after all of the Preferred Shares have been redeemed by the Company and (z) the date of this Agreement, solely with respect to an amount of Registrable Securities not to exceed the volume limitations set forth in clause (e) of Rule 144 as calculated based on the number of outstanding shares of Common Stock set forth in the Company most recent Quarterly Report on Form 10-Q (or, if more recent, Annual Report on Form 10-K) filed with the SEC to be sold in an offering pursuant to clause (ii) of this sentence, (i) with respect to an offering by the Company for its own account (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto, (B) filed solely in connection with any employee benefit, dividend reinvestment, or any other similar plan or (C) for the purpose of effecting a rights offering afforded to all holders of the Shares), or (ii) with respect to an offering for the account of any of its security holders, the Company will give each Holder written notice of such filing at least ten (10) Business Days’ prior to the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include in such registration statement the number of Registrable Securities (for purposes of this Section 2.03, “Registrable Securities” shall be deemed to mean solely securities of the same type as those proposed to be offered for the account of the Company or its security holders) as they may request (a “Piggyback Registration”). Subject to Section 2.03(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request from the Holders for inclusion therein within five (5) Business Days after notice has been given to the Holders. The Company shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of at least one hundred twenty (120) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b) If any of the securities to be registered pursuant to the Registration Statement giving rise to the Holders’ rights under this Section 2.03 are to be sold in an underwritten offering, then each Holder shall be permitted to include all Registrable Securities requested to be included in such Registration Statement in such offering on the same terms and conditions as the securities of the Company or its security holders included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter of such underwritten offering advises the Holders in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:

(i) first, up to 85% of all shares to be included in the underwritten offering shall be comprised of Other Securities being sold by the Company or by any Person (other than the Investor) exercising a contractual right to demand registration pursuant to which such registration statement was filed;

(ii) second, if such registration statement is filed pursuant to Section 2.03(a)(i), if elected by the Holders, up to 50% of any remaining shares not otherwise designated by the Company to be included in such underwritten offering shall be comprised of the Registrable Securities in such proportions as such participating Holders inform the Company;

(iii) third, if such registration statement is filed pursuant to Section 2.03(a)(ii), the Company may include up to 50% of any remaining shares not otherwise designated by the Person exercising their registration rights; and

(iv) fourth, any remaining amounts, if any, shall be allocable to any Holders of Registrable Securities or Beneficial Owners of Other Securities on a pro rata basis, based on the total number of Registrable Securities and Other Securities requested to be included in such underwritten offering.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.03 prior to the effectiveness of the related Registration Statement and shall have no obligation to register any Registrable Securities in connection with such registration, except to the extent provided herein. Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration by giving written notice to the Company of its request to withdraw at least two (2) Business Days prior to the planned effective date of the related Registration Statement. The Registration Expenses of any such withdrawn Piggyback Registration shall be borne by the Company in accordance with Section 2.04.

(d) In the event that the SEC sets forth a limitation on the number of securities that may be registered in a particular Piggyback Registration, the Company may reduce the number of securities to be registered in such Piggyback Registration to such number of securities as allowed by the SEC.

Section 2.04 Registration Expenses.

(a) Expenses of the Company. Unless otherwise specified herein, in connection with registrations pursuant to Section 2.01, Section 2.02, or Section 2.03, the Company shall pay all of the registration expenses incurred in connection with the registration thereunder (the “Registration Expenses”), including, without limitation, all: (i) registration and filing fees, (ii) Financial Industry Regulatory Authority, Inc. fees, (iii) printing, duplicating, word processing, telephone and facsimile expenses, (iv) fees and disbursements of the Company’s counsel, (v) blue sky fees and expenses, (vi) fees and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (vii) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all travel, meals and lodging, (viii) messenger and delivery expenses, (ix) all fees and expenses incurred in connection with listing the Registrable Securities on any securities exchange and (x) the reasonable fees and disbursements of one firm of attorneys acting as counsel of the Holders.

(b) Expenses of the Investor. Each Holder shall be responsible for (i) any allocable underwriting fees, discounts or commissions, (ii) any allocable commissions of brokers and dealers, (iii) fees and disbursements of counsel for such Holder other than as provided in Section 2.04(a), and (iv) capital gains, income and transfer taxes, if any, relating to the sale of Registrable Securities of the Investor.

Section 2.05 Registration Procedures.

(a) In connection with the registration of any Registrable Securities pursuant to this Agreement, the Company will keep each Holder with Registrable Securities covered by such registration advised in writing as to the initiation of each such registration and the Company will:

(i) Use commercially reasonable efforts to keep each Registration Statement continuously effective during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated therein and upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, the Company shall file promptly an appropriate amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), the Company shall use commercially reasonable efforts to cause such amendment to be declared or deemed effective and the Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.

(ii) Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the effectiveness of a Registration Statement and the Investor’s right to sell thereunder (each such period, a “Suspension Period”) if (A) the Company is pursuing a material acquisition, merger, reorganization, disposition or similar transaction and the Board determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the registration statement, or (B) the Company has experienced some other material non-public event the disclosure of which at such time could reasonably be expected to materially adversely affect the Company; provided that no Suspension Period shall exceed ninety (90) consecutive days and all such Suspension Periods shall not exceed one hundred eighty (180) days in the aggregate in any twelve (12) month period; provided further that no Suspension Period may be implemented under this Section 2.05(a)(ii) unless the same or more onerous restrictions are imposed on all of the Company’s directors and officers and all other holders of registration rights granted by the Company.

(iii) Prepare and file with the SEC such supplements, amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for registrations, and the Company agrees to notify Legal Counsel and the Holders of Registrable Securities of any such supplement or amendment (other than with respect to a Piggyback Registration) before it is used or filed with the SEC; respond as promptly as reasonably possible to any comments received from the SEC with respect to such Registration Statement, or any amendment, post-effective amendment or supplement relating thereto; and as promptly as reasonably possible, upon request, provide the Holders true and complete copies of all correspondence from and to the SEC relating to such Registration Statement; and comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended method or methods of distribution by the selling Holders thereof.

(iv) Advise each Holder and Legal Counsel promptly (which notice pursuant to clauses (B) through (D) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension and shall include the steps the Company intends to remedy such basis and the Company shall promptly thereafter notify the Holder of such remediation):

(A) when the Prospectus or any Prospectus supplement or post-effective amendment is proposed to be or has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(B) of any request by the SEC or any other Governmental Authority received by the Company for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto;

(C) of the issuance by the SEC of any stop order received by the Company suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes;

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or

(E) of the existence of any fact or the happening of any event, during the pendency of a distribution of Registrable Securities pursuant to a Registration Statement, that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading; provided, however, the Company shall not be required to disclose confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders sign a reasonable joint defense agreement.

(v) Unless any Registrable Securities shall be in book-entry form only, cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request at least two (2) Business Days before any sale of Registrable Securities.

(vi) Use commercially reasonable efforts to promptly register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as the Holder reasonably requests and which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder, keep such registrations or qualifications in effect for so long as the applicable Registration Statement is required to remain in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation but for this Agreement or (C) consent to general service of process in any jurisdiction where it would not otherwise be subject to such service but for this Agreement.

(vii) Use commercially reasonable efforts to promptly cause any Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Authority within the United States as may be necessary to enable the Holder to consummate the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement.

(viii) Use commercially reasonable efforts either to (A) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, or (B) secure the inclusion for quotation of all of the Registrable Securities on an Eligible Market and, without limiting the generality of the foregoing, to use commercially reasonable efforts to arrange for at least two market makers to register with FINRA as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 2.05(a)(viii).

(ix) In the event that a Holder advises the Company that the Holder intends to distribute any Registrable Securities by means of an underwritten offering, whether pursuant to Section 2.01 or Section 2.02, enter into an underwriting agreement in form, scope and substance (including customary representations, warranties, covenants and indemnifications) acceptable to the Company in its discretion, to be exercised in good faith, and take all such other actions reasonably requested by the Holder or by the managing underwriter, if any, to expedite or facilitate the underwritten disposition of such Registrable Securities and deliver such documents and certificates as may be reasonably requested by the Holder, its counsel and the managing underwriter, if any.

(x) Use commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus.

(xi) Deliver to the Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus and any amendment or supplement thereto as the Holder or underwriter may reasonably request.

(xii) Cooperate with the Holder and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required by Law to be made with FINRA.

(xiii) Obtain opinions of counsel to the Company and updates thereof addressed to the Holders and the underwriters or initial purchasers, if any, covering matters as are customarily requested in opinions covering secondary resale offerings of securities.

(xiv) Obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants, such letters covering matters as are customarily requested in comfort letters covering secondary resale offerings of securities.

(xv) Make available for inspection by each Holder, the underwriters, if any, and any attorney, accountant or other agent retained by a Holder or the underwriters, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Holder or any such underwriter, attorney, accountant or agent in connection with such registration statement, provided that any of the foregoing parties shall enter into a mutually acceptable confidentiality agreement if reasonably requested by the Company.

(xvi) In the case of a Company Supported Distribution, as requested by the managing underwriter in any such underwritten offering, provide reasonable assistance with the marketing of any such offering, including causing members of the Company’s management team to participate in a customary number of “road show” presentations, conference calls, investor meetings and due diligence sessions, in each case and, to the extent to be in-person, to take place in the continental United States. Notwithstanding the foregoing, the Holders explicitly agree that the Company shall not be required to (A) undertake more than two (2) Company Supported Distributions pursuant to this Agreement, (B) unless otherwise agreed upon in writing in advance, cause members of the Company’s management team to spend more than three (3) Business Days participating in “road show” presentations with respect to any Company Supported Distribution, or (C) participate in more than one Company

Supported Distribution during any twelve (12) month period during this Agreement. Notwithstanding the foregoing, if at least 5,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Company Supported Distributions that the Company may be obligated to undertake shall increase to three (3) and if at least 10,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Company Supported Distributions that the Company may be obligated to undertake shall increase to four (4).

(b) The Holders agree by acquisition of a Registrable Security that such Holder shall not be entitled to sell any of such Registrable Securities pursuant to a Registration Statement, or to receive a Prospectus relating thereto, unless the Holder has furnished the Company with the information set forth in the next sentence at least three (3) Business Days prior to the filing of the applicable Registration Statement or Prospectus. The Company may require the Holders whose Registrable Securities are included in a Registration Statement to furnish to the Company such customary information regarding the Holders and the distribution of such Shares as the Company may reasonably require for inclusion in such Registration Statement. The Holders agree promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Holders not misleading. The Company may exclude from such Registration Statement the Registrable Securities of any Holder if such Holder fails to furnish such information within four (4) Business Days after delivering such request. The Company shall not include in any Registration Statement any information regarding, relating to or referring to the Holders or its plan of distribution without the approval of the Holders in writing; provided, that no such approval shall be required for information previously provided to the Company as part of a selling stockholder questionnaire in connection with such Registration Statement. Notwithstanding any other provision of this Agreement, the Holders shall also provide the Company as a condition to including Registrable Securities in a Registration Statement, such information as is reasonably requested by the Company in response to the Company’s customary selling stockholder questionnaire seeking the information required by the Securities Act and the rules and regulations promulgated thereunder.

(c) For any underwritten offering of securities pursuant to Section 2.01 or Section 2.02 of this Agreement, the Holders and the Company shall mutually agree in writing on the managing book-running underwriters prior to the time that either the Holders or the Company contacts any underwriters. The Holders expressly agree that the Company, in its sole discretion, may determine and select joint-lead managers (other than a book-running underwriter), co-managers, or syndicate members and determine the relative economic splits of any underwriting discounts between all underwriters; provided, however, the Holders shall have the right to approve the aggregate underwriting discount to be paid to all underwriters collectively.

(d) The Company shall (A) permit outside legal counsel for the Holders (“Legal Counsel”) to review and comment upon (i) a Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement (other than with respect to a Piggyback Registration) or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement (other than with respect to a Piggyback Registration) or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld or delayed beyond three (3) Business Days. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from and to the SEC or the staff of the SEC relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by Legal Counsel, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 2.05.

Section 2.06 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, (1) each Holder if the any of the Holder’s Registrable Securities are covered by a Registration Statement or Prospectus, (2) each of the Holders’ Affiliates, officers, directors, shareholders, employees, advisors, agents, (3) each underwriter (including the Holders if deemed to be an underwriter pursuant to any SEC comments or policies), if any, and (4) each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Holder Indemnitees”), from and against all losses, claims, damages, liabilities, penalties, judgments, suits, costs and expenses (including reasonable legal fees and disbursements, which shall be reimbursed periodically as incurred) (collectively, “Losses”) in connection with any sale of Registrable Securities pursuant to a Registration Statement under this Agreement arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or any Prospectus (including preliminary or final) relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein or any omission or (ii) or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse to each of the Persons listed above, for any reasonable legal or any other expenses actually suffered or incurred and paid in connection with investigating and defending any such Losses; provided, however, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto, or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company expressly for use in connection with such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto.

(b) In connection with any Registration Statement in which a Holder is participating by registering Registrable Securities, such Holder agrees to indemnify and hold harmless, to the fullest extent permitted by Law, the Company, its Affiliates, the officers, directors, shareholders, advisors, agents, representatives or other employees of the Company, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Company Indemnitees”), from and against all Losses, as incurred, arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or preliminary or final Prospectus relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case solely to the extent that such untrue or alleged untrue statement or omission or alleged omission is made in such Registration Statement or in any preliminary or final Prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for inclusion in such document; provided, however, that in no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the net proceeds received by the Holder upon the sale of the Registrable Securities under the Registration Statement giving rise to such indemnification obligation.

(c) If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Action with respect to which such Indemnified Party has actual notice and seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been actually prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice (including an acknowledgement of its obligation to indemnify the Indemnified Party therefor on the terms set forth herein) to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Action, to assume, at the Indemnifying Party’s expense, the defense of any such Action, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such Action or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall also have the right to employ counsel and to assume the defense of such Action or (iii) in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist in respect of such Action; provided, further, that the Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable.

(d) Neither party shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 2.06 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may agree without the prior written consent of the Indemnified Party solely to any settlement, compromise, discharge or consent to an entry of judgment, in each case that relates only to money damages and by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability or obligation in connection with such claim.

(e) If the indemnification provided for in this Section 2.06 is unavailable to hold harmless each of the Indemnified Parties against any Losses, claims, damages, liabilities and expenses to which such parties may become subject under the Securities Act, then the Indemnifying Party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such Losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Parties, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses, claims, damages, liabilities or expenses; provided, that the liability of the Indemnifying Party shall not exceed the applicable limitations set forth in Section 2.06(a) or Section 2.06(b), respectively. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Indemnifying Party on the one hand, or by such Indemnified Party on the other, and such party’s relative intent, knowledge, access to information and opportunity to have corrected or prevented such statement or omission.

Section 2.07 Notice. Each time a Registration Statement is declared effective, notify each such Holder as promptly as practicable, and in any event no later than the next Business Day, when such Registration Statement has become effective and take such other actions as are reasonably necessary to permit sales of the Registrable Securities, including providing each Holder a reasonable number of copies of the Prospectus which is a part of such Registration Statement as requested by such Holder in writing.

Section 2.08 Miscellaneous.

(a) Subject to the provisions hereof, in the event that the Company is actively engaged in a process to launch an underwritten public offering, to the extent required by the managing underwriters, and provided that the Company and all executive officers (as defined under the Exchange Act) and directors of the Company are also so bound, the Holders agree to enter into a customary agreement with the managing underwriters not to effect any sale or distribution of equity securities of the Company, or any securities convertible, exchangeable or exercisable for or into such securities, without the consent of the managing underwriters, for a period not to exceed ten (10) days prior to the date such offering is commenced and ending no later the later of (i) than one hundred twenty (120) days following the effective date of the registration statement in connection with such offering or (ii) such other longer period as may be requested by the underwriters in connections with such offering, except pursuant to such offering in accordance with the terms hereof; provided, however, that if any executive officer or director is released by such managing underwriters from its lockup obligations herein, then each Holder shall be so released on a pro rata basis (with the percentage of the Holder’s Registrable Securities so released being equal to the percentage of shares so released for the executive officer or director having the highest percentage of released shares among all of the executive officers or directors). The Company may impose stop-transfer restrictions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period. Notwithstanding the foregoing, no Holder shall be bound by such lockup more than twice during any 12-month period. This Section 2.08(a) shall terminate and be of no further force or effect, upon the date when the Holders collectively cease to Beneficially Own at least ten percent (10%) of the then outstanding Common Stock.

(b) The registration rights granted to the Investor and the other Holders under this Agreement shall terminate on the date on which the Investor and such other Holders no longer own any Registrable Securities.

(c) If the Company becomes ineligible to use the registration form on which a Registration Statement is filed and declared effective, thereby precluding any Holder from using the related Prospectus, the Company shall use its commercially reasonable efforts to prepare and file either a post-effective amendment to the Registration Statement to convert such registration statement to, or a new Registration Statement on, another registration form which the Company is eligible to use within thirty (30) days or such longer period required by the rules and regulations of the SEC after the date that the Company becomes ineligible or such other timeframe determined in good faith by the Company in consultation with its securities counsel as may be required by the facts and circumstances giving rise to the need to for such activity. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(d) Except for the Existing Registration Rights Agreements, the Company has taken prior to the date hereof, the Investor and the other Holders’ rights under this Article 2 are senior or pari passu in priority and preference to any registration rights granted to any other holder or prospective holder of any securities of the Company with respect to such securities. From and after the date hereof, the Company shall not, without the prior written consent of the Holders, enter into any agreement granting any other holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including with respect to underwriters’ “cutbacks” and “standoff” obligations, do not conflict with, the registration rights granted to Investor and the other Holders hereunder.

(e) If a Holder is required under applicable securities Laws to be described in a Registration Statement as an underwriter or the Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, at the request of the Holder, the Company shall furnish to the Holder, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as the Holder may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Holder.

(f) If a Holder is required under applicable securities Laws to be described in a Registration Statement as an underwriter or a Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, the Company shall make available for inspection by (i) the Holder, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Holder, all pertinent financial and other records, and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary by any such party set forth in clauses (i)-(iii), and cause the Company’s officers, directors and employees to supply all information which any Holder or their Legal Counsel may reasonably request; provided, however, the Company shall be under no obligation to share any confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders sign a reasonable joint defense agreement.

(g) Neither the Company nor any Affiliate thereof shall identify any Holder as an “ underwriter” in any public disclosure or filing with the SEC or any Eligible Market without the prior written consent of such Holder (it being understood, that if the Company is required to name the Holder as an “ underwriter” in such Registration Statement by the SEC (after a good faith discussion with the SEC to lift such requirement, including, without limitation, any reduction in the number of Registrable Securities of the Holder to be registered on such Registration Statement (to the extent necessary to lift such requirement)), the Holder shall have the option of electing to exclude all such Registrable Securities from such Registration Statement or to be named as an “ underwriter” in such Registration Statement); provided, however, that the foregoing shall not prohibit the Company from including the disclosure found in the “ Plan of Distribution” section attached hereto as Exhibit A in the Registration Statement.

ARTICLE 3

OTHER COVENANTS

Section 3.01 Reports Under the Exchange Act. With a view to making available to Investor and the other Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as there are outstanding Registrable Securities, to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents as the SEC may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time while the Company is subject to such reporting requirements of the Exchange Act and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

Section 3.02 Confidentiality. The Company shall hold in confidence and not make any disclosure of information concerning the Holders provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Holder and allow the Holder, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

ARTICLE 4

TERMINATION

Section 4.01 Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) at any time upon the mutual written agreement of the Company and the Holders holding a majority in interest of the Shares (on an as converted basis) and (b) as to any particular Holder, at such time as the Holder ceases to Beneficially Own any Shares.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Amendment and Modification. This Agreement (including all exhibits hereto) may be amended, restated, supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or the applicable provision to be waived, in each case duly executed by the Company and Holders holding a majority in interest of the Shares (on an as converted basis).

Section 5.02 Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “ include,” “ includes” or “ including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “ but (is/are) not limited to.” The words “ herein,” “ hereof,” “ hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 5.03 Waiver. No failure on the part of a party to this Agreement to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party to this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any such agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

Section 5.04 Binding Nature; Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party to this Agreement may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without prior written consent of the other party; provided, however, that Investor may Transfer any or all of the Shares and assign this Agreement and any or all rights, interests or obligations hereunder to GE or to any GE Subsidiary and GE and any such GE Subsidiary may further assign this Agreement and any or all its rights, interests or obligations hereunder to any other GE Subsidiary or to GE so long as any such Transfer does not contravene the restrictions on transfer included in the Investor Rights Agreement. For the sake of clarity, each transferee as permitted in the previous sentence shall be deemed to be a “ Holder” for purposes of this Agreement. Any attempted assignment or Transfer in violation of this Section 5.04 or the Investor Rights Agreement shall be void ab initio.

Section 5.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties to this Agreement agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 5.06 Notices and Addresses. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or email transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 5.06), or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, facsimile number,’ e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 5.04):

(a) if to the Investor and the other Holders to:

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention:	Legal Administrator
Facsimile:	(+46) 186121810

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention:	General Counsel
Facsimile:	+1 609 228 6148

with a copy (which shall not constitute notice) to:

GE Medical Holding AB

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention:	Executive Counsel, M&A
Facsimile:	+44 1494 545 275

and

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention:	Thaddeus J. Malik
Richard S. Radnay
Facsimile:	(312) 499-6100
E-mail:	thaddeusmalik@paulhastings.com
richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention:	Stephen D. Cooke
Facsimile:	(714) 668-6364
E-mail:	stephencooke@paulhastings.com

(b) if to the Company:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention:	Douglas M. VanOort, CEO
Facsimile:	(239) 768-0600
E-mail:	dvanoort@neogenomics.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

200 South Biscayne Boulevard

Suite 3900

Miami, Florida 33131

Attention:	Clayton E. Parker, Esq.
Facsimile:	(305) 358-7095
E-mail:	clayton.parker@klgates.com

Section 5.07 Governing Law. Subject to Section 5.05, this Agreement, and any Action arising out of or relating in any way to this Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York. Investor will cause the Holder Indemnitees, and the Company will cause the Company Indemnitees, to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

Section 5.08 Complete Agreement. This Agreement (including the exhibits hereto) and the documents referred to herein collectively constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any prior negotiations, correspondence, understandings and contracts by or between the parties respecting the subject matter hereof and thereof.

Section 5.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and, and, except with respect to the Holder Indemnitees and the Company Indemnitees pursuant to Section 2.06, and any Holder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party hereto.

Section 5.10 Counterparts and Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 5.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 5.12 Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) Each party hereto agrees that irreparable damage would occur and the parties hereto would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties hereto will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

Section 5.13 Dispute Resolution; Consent to Jurisdiction.

(a) Any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 5.06 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 5.14 Waiver of Jury Trial. To the maximum extent permitted by Law, each party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such party is relying in entering into the Agreement. Each party may file an original counterpart or a copy of this Section 5.14 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(Signature page to Investors Rights Agreement)

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

NeoGenomics, Inc.

By:
Name:
Title:

GE Medical Holding AB

By:
Name:
Title:

Exhibit A

PLAN OF DISTRIBUTION

We are registering shares of common stock and shares of common stock issuable upon exercise of the Series A Preferred Stock to permit the resale of these shares of common stock and any shares of common stock received upon conversion of the Series A Preferred Stock by the holders of such shares of common stock and the holders of the shares of the Series A Preferred Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, or through any combination of these methods. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an underwritten offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the shares of Series A Preferred Stock or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[        ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.